[GRAPHIC OMITTED]
: FOLEY


                                                    FOLEY & LARDNER llp
                                                    attorneys at law

                                                    150 West Jefferson
                    April 26, 2004                  Suite 1000
                                                    Detroit, Michigan 48226-4443
                                                    313.963.6200 Tel
                                                    313.963.9308 fax
                                                    www.foley.com


                                                    CLIENT/MATTER NUMBER
                                                    025502/0108

Noble International Ltd
28213 Van Dyke Road
Warren, Michigan  48093

         Re:      Registration Statement on Form S-3

Gentlemen:

         We are acting as counsel to Noble International Ltd., a Michigan corporation (the "Company"), in connection with its registration statement on Form S-3 filed with the Securities and Exchange Commission relating to the sale by the selling shareholders named therein of $40,000,000 aggregate principal amount of 4.00% Convertible Subordinated Notes (the "Notes") and shares of common stock of the Company, par value $.001 per share, that that may be issued to the selling shareholders upon conversion of the Notes (the "Shares" and, together with the Notes, the "Securities").

         In connection with the sale of the Securities, we have examined and are familiar with: (a) the articles of incorporation and bylaws of the Company, as presently in effect, (b) the proceedings of and actions taken by the Board of Directors of the Company with respect to the issuance of the Notes and (c) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

         Based upon, subject to and limited by the foregoing, we are of the opinion that:

         1. The Notes have been duly authorized, and constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         2. The Shares have been duly authorized, and when issued and delivered upon conversion of the Notes, will be legally issued, fully paid and nonassessable.

         We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

         We hereby consent to the inclusion of this opinion as Exhibit 5.1 in said Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus and any supplements thereto. In giving this consent we do not hereby admit that we come within the


BRUSSELS     DETROIT          MILWAUKEE     SAN DIEGO/DEL MAR   TAMPA
CHICAGO      JACKSONVILLE     ORLANDO       SAN FRANCISCO       TOKYO
DENVER       LOS ANGELES      SACRAMENTO    SILICON VALLEY      WASHINGTON, D.C.
             MADISON          SAN DIEGO     TALLAHASSEE         WEST PALM BEACH

Noble International Ltd.
April 26, 2004
Page 2


category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Sincerely,

                                        FOLEY & LARDNER LLP


                                        /s/ Foley & Lardner LLP